Exhibit 10.13

MASTER DISTRIBUTOR AGREEMENT

THIS MASTER DISTRIBUTOR AGREEMENT (hereinafter the “Agreement”), is made this 21 first day of November 2008 (“Effective Date”), by and between “Who’s Your, Daddy. Inc., a Nevada corporation having its principal place of business located at 5840 EI Camino Real, Suite 108, Carlsbad, CA 92808 (“WYD”), and Bervt Promotion, LLC, a Nevada limited liability company having its principal place of business located at                                                                                                                          (“Distributor”). WYD is the producer and seller of certain products described in Exhibit A the (“Products”). Upon the terms and conditions set forth herein, Distributor desires to be appointed as a distributor for the Products and WYD desires to appoint Distributor as a distributor. Accordingly, in consideration of the foregoing and the mutual covenants and undertakings set forth herein, the parties hereby agree as follows:

1.                                      SCOPE OF APPOINTMENT.

A.                                  WYD hereby appoints Distributor as its exclusive distributor, with the right to sub-distribute upon substantially similar terms and conditions hereof and such other terms and conditions as Distributor reasonably determines, for the sale of the Products in the territory listed in Exhibit B (the “Territory”). The Distributor will notify WYD of any sub-distributor appointed within seven (7) days.

B.                                    In order to help ensure the Products are distributed properly throughout the entire Territory, and that Distributor devotes its diligent efforts to the Products and to the support of its customers within the Territory, Distributor shall refrain from engaging in actively soliciting customers located outside the Territory with respect to the Products during the term of this Agreement, unless otherwise authorized by WYD in writing. If Distributor is found to have violated this provision, it is subject to termination for cause under Section 4 (C). If Distributor has cause to believe Product is being transshipped and sold to customers in Distributor’s Territory other than under the provisions of Section 1 (A), Distributor shall notify WYD promptly and Distributor and WYD will make its best efforts, including the use of all available legal remedies, to determine the source of the transshipping and cause it to cease. Except as hereinafter provided, if any of the above restrictions is unlawful under applicable laws or regulations, such restriction(s) shall be considered of no force or effect.

C.                                    Distributor agrees to use its commercially reasonable efforts to diligently and faithfully develop a demand for the Products and to solicit purchases thereof so as to maintain a reasonable volume of sales of the Products.

Distributor further agrees that, at all times hereunder, it will maintain adequate working capital, facilities and personnel to accomplish this purpose.

D.                                   During the term of this Agreement, WYD shall not appoint any other distributor for the sale of the Products within the Territory. Distributor shall not sell Products outside of the Territory or sell to customers located within the Territory who Distributor knows will sell substantially all of the Products outside the Territory. If, from time to time, WYD introduces new beverage products in the Territory, they will first be offered to Distributor. If mutually acceptable terms are agreed upon within a reasonable time after WYD gives Distributor notice of the new products, the new products will be added to this Agreement on said terms.

The exclusive right to sell the Products in the Territory does not apply to sales or transfers by National Chains of the Products to or within the Territory to its stores or its affiliates with which the Distributor did not devote direct efforts. A “National Chain” is defined as a group of affiliated, centrally managed accounts that are reasonably designated by WYD for National Chain treatment. WYD will use its best efforts to arrange for the Distributor to distribute to the National Chains. If WYD is unable to reach an agreement for the Distributor to sell the Products to said National Chains, WYD will pay Distributor an invasion fee equal to the difference between the per case price sold by WYD to the National Chain and then current per case price for the Products to the Distributor, less shipping and slotting fees actually paid by WYD, on all sales to said Chains. For example, if WYD sells a case of Products to a National Chain for $22, and pays $1 per case shipping and slotting fees, and the Distributor’s then current wholesale price for the Products is $18, WYD will pay the Distributor an invasion fee equal to $3 per case sold to the National Chain.

For disclosure purposes, WYD is advising the Distributor that it has an agreement in place, for marketing purposes, for vending machines, office coffee services and mobile catering distributors (includes schools) in certain territories.

E.                                     Distributor hereby accepts its appointment hereunder.

2.                                      PRICES AND PAYMENT TERMS.

A.                                  The Distributor agrees to the prices and payment terms as provided in Exhibit C.

B.                                    Distributor shall notify WYD in writing of disputed charges within seven (7) business days of receiving the invoice containing the disputed charge. Distributor shall provide documentation reasonably requested by WYD to resolve the dispute. Distributor and WYD shall exercise reasonable, good faith efforts to resolve the disputed charges. Failure to contest a charge within thirty (30) days of the date of the Distributor’s receipt of an invoice shall create an irrefutable presumption of the correctness of the charge, absent manifest error. If Distributor and WYD fail to resolve the disputed charge within thirty (30) days from the date of the Distributor’s receipt of an invoice, the disputed charge shall be subject to the dispute resolution procedures set forth in Section 15 of this Agreement.

C.                                    Payment may be made by cash, credit card, money order, Automatic Clearing House (ACH) or Cashier’s check or company checks made out to WYD.

3.                                    OBLIGATIONS

A.                                    Distributor shall:

(i)                                    use reasonable commercial efforts to sell the Products throughout the entire Territory;

(ii)                                 maintain an adequate and knowledgeable outside sales force (Exhibit F);

(iii)                              maintain such warehousing facilities as Distributor may reasonably determine;

(iv)                             refrain from any unfair trade practices or any other activities detrimental to WYD’s goodwill or reputation and shall follow the guidelines outlined in WYD’s “Code of Conduct” published on its website at http://whosyourdaddyinc.com/indexcoc.htm?pageid=codeofConduct;

(v)                                disseminate to its customers any promotional materials supplied free of charge by WYD from time to time;

(vi)                             furnish WYD with marketing information, monthly depletion reports and other, sales information and statistics as reasonably requested by WYD from time to time;

(vii)                          comply with all applicable laws and regulations and adhere to all standards and quality control policies reasonably established by WYD with regard to any of its dealings with the Products; and

(viii)                       provide WYD with the documentation required in Exhibit D prior to receiving any orders.

B.                                    WYD shall:

(i)                                    refer all inquiries to sell the Products from locations in the Territory, other than National Chains, to which the Distributor does not have a direct relationship. If the Distributor is unable to reach an agreement to sell the Products to said location, WYD reserves the right to negotiate directly with said location;

(ii)                                 provide, during the Term and at no cost to the Distributor, POS and other promotional materials to be mutually agreed upon.

Distributor will provide WYD with a schedule of its planned promotional parties;

(iii)                              meet regularly with the Distributor to discuss the sales of the Products, provide support whit local marketing initiatives, demo programs, review customer lists, sales priorities and forecasts;

(iv)                             maintain accurate financial records on the Products sold to Distributor;

(v)                                except as otherwise provided herein, supply the Distributor such quantities of the Products as shall be required by the Distributor to perform the conditions of this Agreement, and the same shall be shipped on order from the Distributor consistent with provisions of this Agreement;

(vi)                             Products shall be manufactured and, labeled in accordance with all applicable federal, state and local laws and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act, the Occupational Safety and Health Act, and all associated regulations;

(vii)                          replace, at its own expense, all Products which are spoiled or otherwise deficient in quality or physically damaged prior to shipment;

(viii)                       obtain and maintain, and will continue to maintain at all times during the Term, at its own expense, comprehensive general liability insurance and product liability insurance in an amount not less than $1 million per occurrence in respect of bodily injury and $1 million per occurrence in respect of property damage. Company will provide certificates of insurance evidencing such coverage to Distributor upon request.

4.                                      TERM AND TERMINATION

A.                                  This Agreement shall remain in effect unless terminated pursuant to the terms of this Section 4. If this Agreement is terminated, each party acknowledges that it will take appropriate actions to adjust its business operations in anticipation of termination.

B.                                    This appointment of Distributor shall be for the term and conditions described in Exhibit E (the “Term”).

C.                                    Either Distributor or WYD may terminate this Agreement for cause, at any time during the Term. “Cause” for termination shall include, but not be limited to, the following:

(i)                                    Cause shall exist for termination by either party if the other party breaches any provision of this Agreement, and fails to cure, if curable, such breach within thirty (30) days after receipt of written notice from the other patty specifying the nature of the breach. In such event, the termination shall be deemed effective at midnight upon the expiration of the 30th day after the breaching party’s receipt of such notice.

(ii)                                 If any representation or warranty made by either Party herein is materially false or misleading when delivered.

(iv)                             Either party takes any action that negatively affects the goodwill or reputation of the other.

(iv)                             Cause shall exist for termination by either party immediately upon written notice to the other party, if such other party liquidates or terminates its business, becomes insolvent, is adjudicated a bankrupt, makes an assignment for the benefit of creditors, invokes the provisions of any law for the relief of debtors, or files or has filed against it any similar proceeding.

D.                                   Cause shall exist for termination by WYD:

(i)                                    if Distributor fails to make payments due pursuant to this Agreement; or

(ii)                                 if Distributor is convicted of committing a felony or engaging in fraudulent activity with respect to its dealings with WYD or if any license or permit necessary for Distributor to distribute the Products is reduced or suspended for more than 15 continuous days.

E.                                     Upon an event of default or violation of this Agreement, WYD may:

(i)                                    Suspend or terminate all or any portion of deliveries remaining;

(ii)                                 Accelerate all amounts due and outstanding from Distributor;

(iii)                              Pursue an action at law to enforce the provisions of this Agreement;

(iii)                              Recover attorney fees, costs of court, consequential and special damages if an action at law is instituted:, or

(iv)                             Pursue any other action, in law or equity, in which it deems proper.

F.                                     Notwithstanding the above, upon any expiration or termination of this Agreement, any orders outstanding and unshipped as of the expiration or termination date shall be deemed canceled, and WYD shall have no obligation to fill the same. WYD shall have the right to reject all or part of any orders received from Distributor during the period after any notice of termination but prior to the effective date of the termination, if availability of the Products is insufficient at that time to meet the needs of WYD and its customers fully.

G.                                    Notwithstanding the provisions of subparagraph D, the termination of this Agreement shall not relieve Distributor from its obligation to satisfy any outstanding indebtedness to WYD, from its indemnification obligations pursuant to Section 8, or from any of Distributors other obligations hereunder, with respect to any WYD Products remaining in Distributor’s inventory. Distributor acknowledges that Sections 7, 8 and 17 shall survive any termination of this Agreement.

H.                                   Upon any termination of this Agreement, WYD may, at its option, repurchase from Distributor any or all of the Products in Distributor’s inventory. If WYD fails to repurchase any such Products, Distributor shall have 60 days after the date of termination to sell-off any remaining inventory of Products.

I.                                        Upon termination other than as provided in Exhibit C, so long as the Distributor is not then in breach of any material obligation hereunder, WYD will pay the Distributor the. sum of three dollars ($3.00) for each case of Products sold at retail in the ordinary course of business (if not returned or otherwise credited) by Distributor in the twelve (12) month period immediately preceding the date of notice of the termination of this Agreement (“Termination Fee”); provided, however, if fewer than twelve (12) months has passed prior to the termination, the number of cases sold shall be annualized with that result used as the basis for calculating the Termination Fee due hereunder. The parties acknowledge that the calculation of damages to the Distributor would be difficult to ascertain if WYD terminates or fails to renew this Agreement without cause and agree that the Termination Fee represents a fair agreed upon liquidated damages. This Termination Fee shall be payable by WYD only where WYD’s termination or failure to renew is without cause. The Distributor agrees, in consideration for the Termination Fee, to provide WYD with a detailed list of all accounts purchasing the Products in the Territory.

5.                                      ORDERS AND SHIPMENTS

A.                                  Each of Distributor’s orders is subject to WYD’s acceptance. Orders must be a minimum of truckload, unless otherwise accepted by WYD. In addition to any specific rights of rejection set forth in this Agreement, WYD shall have the right, in its reasonable discretion, to reject any order, in whole or in part. Orders shall be deemed accepted unless WYD rejects any order within three (3) business days after the date of WYD’s receipt of the purchase order.

B.                                    Shipping toms on all sales from WYD to Distributor shall be F.O.B. Distributor’s loading dock unless a different delivery address is set forth in the purchase order. WYD shall not be liable to Distributor for any damages, whether incidental, consequential, or otherwise, for failure to fill orders, delays in shipment or delivery or any error in the filling of orders if such failure, delay or mistake is not within the control of WYD. WYD shall assume liability for any breakage of Products from WYD to Distributor.

C.                                    WYD shall have the right to make partial shipments with respect to Distributor’s orders, which shipments shall be invoiced separately and paid for when due, without regard to subsequent shipments. If WYD makes a partial shipment to Distributor which results in the shipment of less than a full truckload, WYD shall pay the cost of freight. Delay in shipment or delivery of any particular installment shall relieve Distributor of its obligation to accept the remaining installments unless mutually agreed to advance.

D.                                   Goods are deemed received by Distributor upon delivery. Until received by Distributor, all risk of loss to the above described goods is borne by WYD. Distributor has the right to examine the goods upon receipt and has five (5) business days in which to notify WYD of any claim for damages based on the condition, grade, quantity or quality of the goods. Such notice must specify in detail the particulars of the claim. Failure to provide such notice within the requisite time period constitutes irrevocable acceptance of the goods.

6.                                      WARRANTY MATTERS

A.                                  WYD SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH REGARD TO THE PRODUCT. WYD’S ENTIRE LIABILITY HEREUNDER IS EXPRESSLY LIMITED TO DISTRIBUTOR’S DIRECT DAMAGES, NOT TO EXCEED AMOUNTS PAID TO WYD HEREUNDER. IN NO EVENT SHALL WYD BE LIABLE FOR ANY LOST PROFITS OR ANY OTHER CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE OR OTHER, DAMAGES,

B.                                    The only express warranties made by WYD with respect to the Products are that the goods are free from, any and all security interests, liens or encumbrances, Notwithstanding anything herein to the contrary, WYD warrants that the Products shipped to Distributor are pure, wholesome and of uniform quality, are fit for, human consumption and meet all requirements of the applicable federal, state and local law and regulations, including those promulgated under the Federal Food, Drug and Cosmetic Act.

C.                                    If WYD recalls any Product, WYD will, within fifteen (15) days of WYD’s recall notice, at WYD’s expense, pick-up any unsold or returned Product inventory from Distributor and credit Distributor’s account for the cost of such Product, including costs of freight and any applicable taxes.

7.                                 TRADEMARKS / PROPRIETARY INFORMATION

A.                                  Distributor acknowledges the exclusive ownership by WYD of all trademarks, trade names, logos, service marks, trade dress, designs and copyrighted materials utilized by WYD worldwide in connection with the Products (collectively referred to as “Marks”). Distributor shall be privileged to utilize Marks only in connection with Distributor’s sales and advertising of the Products. Such utilization shall be in accordance with standards and requirements established by WYD from time to time, in WYD’s sole discretion.  As used herein, the term “Marks” shall include all marks, names, slogans, labels, logos, service marks, trade dress, designs and copyrighted materials used by WYD, regardless of whether such items are registered by WYD.

B.                                    Distributor shall refrain from removing, altering or obliterating any Marks from the Products. Distributor shall refrain from advertising or selling the Products under any trademarks or trade names in addition to Marks or from repackaging or relabelling the Products, without WYD’s prior written authorization. In any instance in which Distributor utilizes Marks in advertising or other promotional materials, such materials shall indicate prominently that Marks are owned by WYD. Distributor shall refrain from utilizing any Marks on any Products other than WYD’s Products. Distributor will not otherwise use or register (or make any filing with respect to) any of the Marks anywhere in the world. Distributor will not contest anywhere in the world the use by WYD or use authorized by WYD of the Marks or application or registration therefore, whether during or after the term of this Agreement Distributor acknowledges and agrees that Distributor has no interest in or right to the Marks. Distributor further acknowledges and agrees that all of its use of the Marks shall inure to the benefit of WYD.

C.                                    Upon any termination of this Agreement, Distributor shall discontinue all use of Marks, except in connection with Distributor’s sales of any remaining inventory, and shall make no claim to any Marks or against the use thereof by WYD or others. It is intended by the parties that Distributor shall acquire no rights in Marks, with the exception of the privileges granted herein. However, if any such rights arise by operation of law, Distributor shall assign it to WYD (or its designees) at no charge.

D.                                   If Distributor becomes aware of any infringements or potential infringements of Marks, Distributor shall notify WYD promptly thereof, WYD, at its option, may elect to prosecute said infringements, but the failure of WYD to do so shall not affect the validity or terms of this Agreement.

E.                                     To the extent not otherwise prohibited herein, Distributor at no time shall engage in any activities that may impair in any manner the rights of WYD in and to Marks.

F.                                     Distributor acknowledges the Company is a public company with securities that are publicly traded and that the Proprietary Information may include “material non-public information” as such term is used in the federal securities laws. Distributor further acknowledges and that it is aware that the disclosure of any “material non-public information” to another person or entity who would or does conduct trades in the Company’s securities, or Distributor’s trading in the Company’s securities while aware of any “material non-public information”, could be a violation of law, which could subject the Distributor and persons to whom the information was disclosed to civil and criminal penalties under the securities laws of the United States. Accordingly, without limiting the other terms and conditions of this Agreement, Distributor agrees that it will not, and will use its best efforts to ensure that its representatives will not:

(i)                                    trade or cause third parties to trade, or disclose, divulge or reveal material nonpublic information of the Company or its affiliates to any person or persons who may trade, in the Company’s securities while Distributor or its representatives are aware of such material nonpublic information; or

(ii)                                 use or disclose or cause any third party to use or disclose any Proprietary Information in any manner in violation of any securities laws or any other applicable laws.

G.                                    Distributor shall bind, in writing its agents, Sales Reps and sub-distributors who have access to Proprietary Information to all the provisions of this Section 7 and Section 17 and will provide WYD with a copy of said document upon demand.

8.                                      INDEMNIFICATION

A.                                  Distributor agrees to indemnify and hold harmless WYD from and against any and all damages relating to, resulting from or arising in connection with: (i) any aspect of Distributor’s business that does not relate to distribution of Products by Distributor or Distributor’s subcontractors, sub-distributors, employees or agents; (ii) the use of any Marks otherwise in strict accordance with the terms hereof; (iii) the acts, errors, representations, misrepresentations, willful misconduct or gross negligence of Distributor, its subcontractors, sub-distributors, employees, or agents; (iv) the gross negligence or willful misconduct of Distributor or any claim based upon a breach by Distributor of its representations, warranties or obligations set forth herein.

B.                                    WYD agrees to indemnify and hold harmless Distributor from and against any and all damages relating to (i) any aspect of WYD’s business except the distribution of Products by Distributor or Distributor’s subcontractors, sub-distributors, employees or agents; (ii) the use of any Marks otherwise in strict accordance with the terms hereof; (iii) the gross negligence or willful misconduct of WYD; or (iv) any claim based upon a breach by WYD of its representations, warranties or obligations set forth herein.

C.                                    In no event shall one Party be liable, whether in contract or in tort, to the other Party, its Affiliates or any third party, including End Users, for loss of profit, loss of revenue, loss of business, indirect, special, consequential or punitive damages arising directly or indirectly from the negligence of the other Party or its respective parent, subsidiary or Affiliate or its contractors, representatives, employees or agents, or any breach of a Party’s obligations hereunder or from the use of or in connection with the sale of the Product, whether or not that Party had either actual or constructive knowledge that such damages might be incurred.

9.             INSURANCE

A.                                   WYD agrees to maintain at all times, Products Liability/General Liability Insurance evidencing minimum insurance coverage in the amount of not less than $2,000,000 per occurrence. This insurance may not be terminated or materially modified except upon at least thirty (30) days prior written notice by the insurance carrier to the Distributor.

B.                                     Distributor agrees to maintain at all times, General Liability Insurance evidencing minimum insurance, coverage in the amount of not less than $2,000,000 per occurrence. This insurance may not be terminated or materially modified except upon at least thirty (30) days prior written notice by the insurance carrier to WYD.

10.          RELATIONSHIP OF THE PARTIES

The relationship between WYD and Distributor is that of vendor and vendee only. Nothing stated in this Agreement shall be construed as creating the relationships of employer and employee, franchiser and franchisee, master and servant, principal and agent, partnership or joint venture between the parties. Distributor shall be deemed an independent contractor at all times, and neither Distributor nor any of Distributor’s employees or agents shall have any express or implied right or authority to assume or create any obligations on behalf of WYD.

11.                               FORCE MAJEURE AND DAMAGE EXCLUSIONS

Apart from any specific provisions in this Agreement excusing either party’s performance or limiting its liability, either party shall be excused from any failure or delay in performance (with the exception of any failure or delay by Distributor in making payments to WYD) resulting directly or indirectly from Product shortages, inability to obtain raw materials from usual sources of supply, transit failure or delay, labor problems or disputes, governmental orders or restrictions, fire, flood, or other acts of nature, accident, war, civil disturbances, or any other cause(s) beyond such party’s reasonable control.

12.          ASSIGNMENT

Other than Distributor’s right to enter into sub-distributorships as provided herein, Distributor may not assign, transfer or sell all or any of its rights under this Agreement (or delegate all or any of its obligations hereunder), including any transfer of more than a 50% ownership interest (other than to a principal, subsidiary or affiliate of Distributor), without the prior written consent of WYD, which consent will not be unreasonably withheld. Any such sub-distributorship shall be subject to the terms and conditions of this Agreement and in no event shall survive the termination or expiration of this Agreement.

13.          WAIVER

The waiver by either party of any breach of this Agreement by the other party in a particular instance shall not operate as a waiver of subsequent breaches of the same or different kind. The failure of either party to exercise any rights under this Agreement in a particular instance shall not operate as a waiver of said party’s right to exercise the same or different rights in subsequent instances. All waivers must be in writing.

14.          SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the remaining provisions.

15.          GOVERNING LAW AND MEDIATION

This Agreement shall be governed by and construed under the laws of the State of California. In the event of a dispute between the parties, the parties elect to use mediation through the JAMS (Judicial Arbitration & Mediation Services) forum, with San Diego, CA as the designated location for any hearings, and only after exhausting that remedy will the parties then use the court system for assistance in resolving any dispute as follows: Except as provided herein, no civil action with respect to any dispute, claim or controversy arising out of or relating to this Agreement may be commenced until the matter has been submitted to JAMS for mediation. Either party may commence mediation by providing to JAMS and to the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from a JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process. Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or forty five (45) days after the date of filing the written request for mediation, whichever occurs first. Mediation may continue after the commencement of a civil action, if the parties so desire. The provisions of this Clause may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. The mediator or Judge may, in the Award, allocate all or part of the costs of the mediation or litigation, including the fees of the mediator and the reasonable attorneys’ fees of the prevailing party.

16.          ENTIRE AGREEMENT/AMENDMENT

This Agreement and any Acknowledgment provide by WYD to Distributor in connection with any order for the Products contain the entire agreement and understanding between the parties with respect to the subject matter hereof, supersedes all prior or contemporaneous written or oral agreements concerning such subject matter and may not be amended, supplemented or otherwise changed, except by a document signed by both parties hereto. Each party to the Agreement acknowledges that no written or oral representations, inducements or promises have been made which are not embodied herein or in such Acknowledgment. IT IS THE INTENTION AND DESIRE OF THE PARTIES THAT THE EXPRESS PROVISIONS OF THIS AGREEMENT NOT BE SUBJECT TO VARIATION BY IMPLIED COVENANTS OF ANY KIND.

17.          CONFIDENTIALITY

Both Distributor and WYD recognize and acknowledge that in connection with the transactions contemplated herein, they may have access to certain confidential information that is valuable, special and a unique asset of the other Party. Each Party agrees that it will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of such Party, (ii) disclosure is required by law or the order of any governmental authority, provided that prior to disclosing any information pursuant to this clause (ii) the Party from whom disclosure is sought shall, if possible, give prior written notice thereof to the Party whose information is to be disclosed and give that Party the opportunity to contest such disclosure. In the event of a breach or threatened breach by either Party of the provisions of this Section, the offended Party shall be entitled to an injunction restraining the breaching Party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the offended Party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The obligations of the Parties under this Section shall survive the termination of this Agreement.

18.                               DISTRIBUTOR REPRESENTATIONS AND WARRANTIES

Distributor represents and warrants to WYD that:

A.                                   Distributor is duly licensed by all appropriate governmental agencies so as to permit the lawful sale of the Products and to act as a distributor in the Territory. Distributor has all corporate authority necessary to enter into this Agreement, and the individual signing this Agreement is authorized to bind the Distributor;

B.                                     The information provided by Distributor to WYD regarding the Distributor is in all respects true and complete; and

C.                                     Distributor is entering into this Agreement based on Distributor’s own independent investigation and is not entering into this Agreement based on any representations made by WYD concerning Distributor’s future profitability or sales levels under this Agreement or with respect to the Products. Distributor acknowledges that WYD has not required Distributor to pay any franchise fee or make any other payment in connection with this Agreement other than the actual cost of goods and services provided by WYD under this Agreement.

WYD represents and warrants to Distributor that:

A.                                   WYD is duly licensed by all appropriate governmental agencies so as to permit the lawful manufacture, distribution, marketing and sale of the Products. WYD has all corporate authority necessary to enter into this Agreement, and the individual signing this Agreement is authorized to bind WYD;

B.                                     The information provided by WYD to Distribution regarding the Products is in all respects true, correct and complete and any intellectual property contained therein is owned or validly licensed to WYD; and

C.                                     WYD is entering into this Agreement based on WYD’s own independent investigation and is not entering into this Agreement based on any representations made by the Distributor concerning the Distributor’s sales levels under this Agreement or with respect to the Products.

19.              COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be considered an original, and all of which, when taken together, will be deemed to constitute one and the same instrument.

20.              LANGUAGE SEVERABILITY

The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision of this Agreement.

21.              NOTICES

All notices and demands of any kind which WYD or Distributor may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be served by courier or by facsimile with machine confirmation (with a separate copy sent by courier) at the addresses and facsimile number set forth below or at such other addresses or facsimile numbers as are designated hereafter by notice served as herein provided. If notice is sent by facsimile, service shall be deemed complete the day after transmission has been confirmed by machine as received.

If to WYD, to:

Who’s Your Daddy, Inc.

5840 El Camino Real, Suite 108

Carlsbad, CA 92008

Attn.: Michael R. Dunn, CEO

Fax: (760) 438-5490

If to Distributor, to:

Beryt Promotion, LLC
3494 E. Sunset Road,
Las Vegas Nevada 89120
Attn:	Ramon Desage
Fax:	(702) 436 5276

IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the Effective Date.

WYD:	WHO’S YOUR DADDY, INC.

/s/ Michael R. Dunn
By: Michael R. Dunn, CEO

DISTRIBUTOR:	BERYT PROMOTION, LLC

Signature:	/s/ Ramon A. Desage
By: Ramon A. Desage, CEO

EXHIBIT A

PRODUCTS

“King of Energy” Drinks	Who’s Your Daddy Energy Drink

EXHIBIT B

TERRITORY

Throughout any and all properties, events or venues, anywhere in the world, where gambling/gaming is conducted.

EXHIBIT C

PRICES AND PAYMENT TERMS

The Distributor agrees to an invoice price of $16.80 for the initial order per case of 24

A                                      Payment Terms are Net 10 (After 2nd order). First Order shall be COD.

B                                        WYD will pay for shipping for full truckloads of 1,600 cases for the first six months. At all times, Distributor will pay for shipping for partial truckloads.

C                                        If WYD terminates this agreement due to a change of its ownership in excess of 51%, or it signs a national distribution agreement, the Distributor will be entitled to a termination payment equal to $3.00 per case times the number of cases purchased over the twelve months prior to the date of termination; provided, however, if fewer than twelve months has passed prior to the termination, the number of cases sold shall be annualized.

D                                       WYD may increase the price per case to reflect the increase in price of ingredients, upon 45 days prior written notice to Distributor.

EXHIBIT D

DOCUMENTATION REQUIRED FROM DISTRIBUTOR

•                                          A resale certificate, sales tax permit, or such other or similar documentation in such form and substance as required by applicable law.

EXHIBIT E

TERM

This Agreement shall commence on the Effective Date, be for a term of one (1) year (the “Term” of the Agreement) and be automatically renewed for successive one (1) year terms (the “Renewal Term”) unless either of the parties hereto gives to the other party written notice of its election to terminate this Agreement at least thirty (30) days prior to the expiration of the then-current term. For purposes of this Agreement, a year shall mean a period of 365 days beginning on the Effective Date or each annual anniversary thereafter, as applicable.

EXHIBIT F

OUTSIDE SALES FORCE

Distributor’s Sales Force will perform the following, at a minimum, functions:

Account Management

On-Going Sales

Customer Communication

Account Management

Reset Product

Inventory Management

Account Service

New Accounts for Distributor

On-Site Marketing Presence

New Account Prospects

EXHIBIT G

ADDITIONAL CONSIDERATION

Upon execution of this Agreement, WYD will issue to Distributor 100,000 shares of WYD’s common 144 stock.

WYD Will provide at its own cost and expense, a vehicle “wrap” or other van decals as requested by, and as reasonably acceptable to the Distributor. The cost of installation of such “wrap” or van decals shall be borne by the Distributor.